EXHIIT 99.1
                                                                    -----------

[LOGO OMITTED]
     SANDS
LAS VEGAS CORP.                                 P R E S S   R E L E A S E

-------------------------------------------------------------------------------


                         LAS VEGAS SANDS CORP. REPORTS
                          FOURTH QUARTER 2007 RESULTS

       QUARTERLY REVENUE INCREASES 64.8% AND REACHES RECORD $1.05 BILLION

      CONSOLIDATED ADJUSTED PROPERTY EBITDAR REACHES RECORD $296.3 MILLION


LAS VEGAS, NV (FEBRUARY 4, 2008)--Las Vegas Sands Corp. (NYSE:LVS), today reported financial results for the quarter ended December 31, 2007.

COMPANY-WIDE OPERATING RESULTS

Net revenue for the fourth quarter of 2007 increased 64.8% to a record $1.05 billion, compared to $636.3 million in the fourth quarter of 2006. Consolidated adjusted property EBITDAR in the fourth quarter of 2007 came in at a record $296.3 million, an increase of 21.3%, compared to $244.3 million in the year-ago quarter. On a GAAP (Generally Accepted Accounting Principles) basis, operating income was $133.6 million versus operating income of $166.3 million in the fourth quarter of 2006. The decrease in operating income of $32.8 million was driven principally by increases in operating costs as we expand our infrastructure to execute our global growth plans, as well as an increase of $46.7 million in depreciation and amortization expense, and an increase of $19.5 million in pre-opening expense related to our preparations for the opening of The Palazzo, which opened on December 30th, and other properties to be opened in the future in Macao, Singapore, and the United States.

Adjusted net income (excluding loss on disposal of assets, pre-opening expense, and development expense) was $71.1 million, or adjusted earnings per diluted share of $0.20, compared to $132.9 million, or adjusted earnings per diluted share of $0.37, in the fourth quarter of 2006. The decrease in adjusted net income of $61.7 million was driven principally by the increased operating costs mentioned above and pretax increases in depreciation and amortization expense of $46.7 million and net interest expense of $46.1 million. On a GAAP basis, net income in the fourth quarter of 2007 was $39.9 million, or $0.11 per diluted share, compared to net income of $113.6 million, or $0.32 per diluted share, in the fourth quarter of 2006. The decrease in GAAP net income of $73.8 million was principally driven by the increases in operating costs, pre-opening expense, depreciation and amortization expense, and net interest expense mentioned above.

Full-year 2007 net revenue increased 31.9% to $2.95 billion compared to $2.24 billion in 2006. Adjusted net income was $309.5 million in 2007, while adjusted earnings per diluted share was $0.87. This compares to adjusted net income of $506.1 million, or adjusted earnings per diluted share of $1.42 in 2006. The decrease in adjusted net income of $196.6 million was driven principally by the full-year impact of the increased operating costs related to the execution of our global growth plans mentioned above and full-year pretax increases in depreciation and amortization expense of $91.8 million, and net interest expense of $102.7 million. On a GAAP basis, net income was $116.7 million or $0.33 per diluted share in 2007. This compares to $442.0 million or $1.24 per diluted share in 2006. The decrease in GAAP net income of $325.3 million was principally driven by the full-year impact of the increases in operating costs, pre-opening expense, depreciation and amortization expense, and net interest expense mentioned above.

FOURTH QUARTER HIGHLIGHTS

William P. Weidner, president and COO stated, "We are pleased with our fourth quarter operating results, which reflect the steady execution of our global growth strategy. In Asia, our efforts to transform Macao into Asia's premier business and leisure destination continue to bear fruit. The strong visitation to the Cotai Strip's anchor property, The Venetian Macao, and the strong performance of the property's hotel, entertainment, retail, gaming and group meeting businesses, reflect that we are delivering on the fundamental goal and commitment we share with the people of Macao, Hong Kong and all of Southern China - the transformation of Macao into Asia's premier business and leisure destination. We remain confident, and our operating results confirm, that the execution of our development strategy for the Cotai Strip will deliver tremendous economic benefits to Macao and the entire region, as well as industry-leading returns to our shareholders. In Las Vegas, we opened The Palazzo, completing our master-plan of the largest integrated destination resort in the world and setting the stage for strong growth and industry-leading returns in the Las Vegas market for years to come."

Weidner continued, "Since opening on August 28th, we have now welcomed more than 9 million guests from around the region to Asia's first integrated destination resort, The Venetian Macao. Both business and leisure visitors have contributed to strong hotel rate and occupancy statistics, reflecting the strength of our product offering and the burgeoning interest from around the region in the world-class amenities of our integrated resort. In fact, more than 70% of visitors to Macao in the quarter ended December 31, 2007 visited The Venetian Macao and the Cotai Strip. Our corporate meeting and convention businesses continue to expand, and are enjoying significant amounts of repeat business. Our entertainment offerings have been well received throughout the region, driving significant visitation to Macao, while our gaming volumes in both VIP and mass have been healthy, reflecting the strength in the expanding marketplace and the popularity and acceptance of our product offerings.

"The  Macao  gaming  market  overall  continues  to expand in  response  to the addition of high-quality capacity, with gross gaming win increasing by over 50%, and the important mass market segment growing by more than 37% for the quarter ended December 31, 2007 compared to the same quarter in 2006. This strong growth in the Macao gaming marketplace, coupled with significant increases in non-gaming expenditures in Macao, provides positive momentum as we expand our tradeshow, convention, corporate meeting, entertainment and retail offerings and amenities in the months ahead. Additionally, our investments in local and regional transportation infrastructure, together with the infrastructure investments being made by governmental authorities in Macao, Hong Kong, and throughout the wider region, will contribute to further visitation growth and an improved customer experience for the visitor to Macao. We remain extremely confident that the world-class product offerings of The Venetian Macao, together with our continuing investments along the remainder of the Cotai Strip, will allow us to deliver industry-leading returns and superior financial performance.

"Our construction, design and development work on each of our other six sites on the Cotai Strip has continued to progress, with construction of our second property on the Cotai Strip, The Four Seasons Macao, which is adjacent to The Venetian Macao, scheduled to be completed in June. We have also advanced our master-plan to develop a complementary trade-fair, convention, and leisure destination on Hengqin Island, in Zhuhai of the People's Republic of China and adjacent to the Cotai Strip.

"In Las Vegas, The Venetian continued to perform well, delivering strong gaming volumes as well as record fourth quarter REVPAR. Additionally, on December 30th, we opened The Palazzo, our newest resort on the Las Vegas Strip. We expect this breathtaking 3,066-suite hotel to set a new standard for luxury and opulence in Las Vegas, and together with The Venetian and The Sands convention center, to provide an ideal platform for growth in Las Vegas in the years ahead," said Weidner.

LAS VEGAS FOURTH QUARTER OPERATING RESULTS

Our Las Vegas table games operating results for the quarter reflect the results of The Venetian Las Vegas as well as two days of gaming operations during the quarter for The Palazzo. Las Vegas table games drop was $368.5 million in the fourth quarter of 2007 versus $384.9 million during the fourth quarter of 2006, a decrease of 4.3%. Slot machine handle (volume) increased 27.7% to $718.2 million in the fourth quarter of 2007, compared to $562.6 million during the fourth quarter of 2006. Table games win percentage (calculated before discounts) was 24.1% in the fourth quarter of 2007, compared to 36.9% in the fourth quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before slot club cash incentives) was 5.7% in the fourth quarter of 2007, compared to 6.8% in the fourth quarter last year. Principally as a result of the lower table games winning percentage mentioned above, casino revenues decreased 24.6% to $116.1 million in the fourth quarter of 2007, compared to $154.0 million a year ago.

In the fourth quarter of 2007, hotel revenues increased 4.2% to $90.0 million versus $86.4 million in the fourth quarter of 2006. The Venetian Las Vegas' average daily rate (ADR) increased 6.2% to $258, compared to $243 in the fourth quarter of 2006. The Venetian's occupancy of available guestrooms decreased to 94.8% during the fourth quarter of 2007, down from 97.0% during the prior year period. Revenue per available room (REVPAR) grew 3.8% to $244 in the 2007 period, compared to $235 in the fourth quarter of 2006.

Food and beverage revenues increased to $45.0 million in the fourth quarter of 2007, compared to $37.8 million in the 2006 period, an increase of 19.0%. Retail and other operating revenues were $12.4 million in the quarter, compared to $14.8 million in the fourth quarter last year.

On a GAAP basis, operating income for our Las Vegas operations decreased 30.9% to $77.2 million, compared to $111.8 million in the 2006 PERIOD. Adjusted property EBITDAR for Las Vegas was $105.6 million, compared to $134.1 million for the fourth quarter of 2006. The decreases in operating income and adjusted property EBITDAR were principally driven by the decrease in table games win percentage during the quarter compared to the quarter one year ago mentioned above.

"We continue to see strong performance across the board at The Venetian Las Vegas," continued Weidner. "Although our quarterly results reflected a lower hold percentage than the quarter last year, the benefits of our targeted capital investments have continued to contribute to growth. Our gaming volumes were strong, with non-baccarat table drop increasing 10%, while slot handle increased over 27%. Our convention and corporate meeting-based strategy continues to drive increases in our room rates and REVPAR, with room revenue increasing 4.2% in the quarter compared to the same quarter last year.

"The soft opening of The Palazzo on December 30th ushered in Las Vegas' newest destination resort. With exquisite public spaces featuring a variety of elegant water features, The Palazzo is home to restaurants from award-winning chefs and Las Vegas' newest luxury shopping experience, The Shoppes at the Palazzo, featuring Barneys New York. The Palazzo, together with the comprehensively renovated Venetian Las Vegas and Sands convention center, now comprise the largest integrated resort and convention destination in the world, with approximately 7,100 all-suite rooms, 2.3 million square feet of meeting, convention and exhibition space, and world-class dining, retail, and entertainment amenities. As The Palazzo's operations mature, we expect to obtain the significant back-of-house and other operating efficiencies that have been resident in our master-plan for the combined complex since its inception. We believe our Venetian and Palazzo properties will provide an excellent platform for profitable growth and industry-leading returns in Las Vegas for years to come."

SANDS MACAO FOURTH QUARTER OPERATING RESULTS

At the Sands Macao, fourth quarter 2007 Rolling Chip volume increased 4.8% to $5.92 billion, compared to $5.65 billion in the fourth quarter of 2006, while table games drop (the Non-Rolling Chip segment) was $775.5 million in the fourth quarter of 2007, compared to $1.03 billion in the fourth quarter of 2006. Fourth quarter casino revenues decreased 17.6% to $282.8 million versus $343.3 million in the 2006 period. The decreased revenues were principally driven by a lower table games win percentage on Rolling Chip play (2.74% in the 2007 quarter) compared to the same quarter last year (3.13% in the 2006 quarter), and lower Non-Rolling Chip table games drop. Principally as a result of the decreased casino revenues described above, the Sands Macao adjusted property EBITDAR decreased to $77.0 million in the fourth quarter of 2007, compared to $110.2 million in the fourth quarter of 2006. Operating income on a GAAP basis for the Sands Macao decreased to $62.9 million for the fourth quarter of 2007, compared to $99.4 million in last year's fourth quarter.

The Sands' fourth quarter 2007 Non-Rolling Chip table games win percentage came in at 19.1% in the fourth quarter of 2007, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.74%. These results compare to our expected Non-Rolling Chip table games win percentage of 18% to 20% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.

The Sands' slot handle (volume) for the fourth quarter of 2007 was $268.7 million, representing a 1.6% decrease versus $273.2 million in the fourth quarter of 2006.

Weidner stated, "We remain pleased with both our current performance and our long-term market positioning at the Sands Macao. In the face of high-quality competitive product, including The Venetian Macao on the Cotai Strip, the Sands is generating strong cash flow and market-leading cash on cash returns. Both our VIP and mass volumes reflect healthy play, and our visitation statistics remain strong. Looking ahead, we expect to continue to reduce the cost structure at the Sands Macao, as we allocate our human resources more efficiently across the larger asset and revenue base of The Venetian Macao and additional properties on the Cotai Strip. Our new 238-room hotel tower has expanded the Sands' product offering to include nearly 300 suites. This luxurious suite inventory, together with additional meeting rooms, our 650-seat theatre, and our soon to be opened opulent and exclusive penthouse-floor gaming club, will enable the Sands Macao to offer a best-of-class Macao peninsula product set, in the Macao peninsula's most convenient location, for years to come.

VENETIAN MACAO FOURTH QUARTER OPERATING RESULTS

In the property's first full quarter of operation, Rolling Chip volume at The Venetian Macao was $12.34 billion, while Non-Rolling Chip table games drop was $858.7 million. Casino revenues for the quarter were $418.3 million.

The Non-Rolling Chip table games win percentage was 17.5% in the fourth quarter of 2007, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.72%. These results compare to our expected Non-Rolling Chip table games win percentage of 18% to 20%, and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.

Slot handle (volume) for the fourth quarter of 2007 was $366.9 million. Slot win percentage was 8.3%.

Hotel revenues during the quarter were $51.3 million. The Venetian Macao's ADR was $224 while the occupancy per available guest rooms was 88.1%, generating REVPAR of $198.

Retail and other operating revenues were $34.2 million. Food and beverage revenues were $17.6 million.

On a GAAP basis, fourth quarter operating income for The Venetian Macao was $70.1 million. Adjusted property EBITDAR for The Venetian Macao was $117.9 million in the fourth quarter of 2007.

Weidner added, "In The Venetian Macao's first full quarter of operation, we experienced strong visitation, ADR and occupancy statistics, expanding momentum in our corporate and group meetings business, solid retail sales figures and healthy Rolling Chip and Non-Rolling Chip gaming volumes. We have now welcomed over 9 million people to The Venetian Macao since opening our doors in late August, illustrating the broad appeal of our market-leading investments in Asia's first integrated resort.

"Looking ahead, our ongoing investments in Macao's transportation infrastructure will continue to drive visitation and improve the customer experience for Macao's visitors. The recent lifting of a court ordered injunction cleared the way for Cotai-Jet ferry service, which is operated by our partner CKS, to reintroduce regional ferry service into Taipa's temporary Pac-On ferry terminal. After a hiatus of over two months, the service is once again carrying passengers from Hong Kong's Shun Tak ferry terminal directly to Taipa and the adjacent Cotai Strip. Over time, our ongoing investments in Macao's transportation infrastructure, including expanded ferry services, local and regional busing programs, and aviation services should not only expand the number of visitors to Macao and the Cotai Strip, and improve the customer experience of visitors to the region, but also provide opportunities for important new customers with high discretionary incomes from around the region to visit the market for the first time. These new visitors and first-time customers will allow us to drive increases in both gaming and non-gaming revenue and operating income yield per visitor, we expect our additional integrated resorts on the Cotai Strip to enhance and drive this strategy in the years ahead," said Weidner.

OTHER FACTORS AFFECTING EARNINGS

Pre-opening expenses related principally to the opening of The Palazzo, as well as the Marina Bay Sands in Singapore and Sands Bethworks in Bethlehem, Pennsylvania were $36.1 million in the fourth quarter of 2007, compared to $16.5 million in the fourth quarter of 2006.

Development expenses related to our efforts in Zhuhai (Hengqin Island, in the People's Republic of China), the wider Asian region, Europe, the United States and elsewhere were $2.5 million in the fourth quarter of 2007, compared to $3.1 million in the fourth quarter of 2006.

Interest expense, net of amounts capitalized, was $83.2 million for the fourth quarter of 2007, compared to $45.4 million during the fourth quarter of 2006. The increase is primarily the result of increased borrowings to support the company's growth pipeline and current and future development, including borrowings related to the company's $5.0 billion domestic credit facility, the $3.3 billion credit facility to support our developments in Macao, as well as borrowings related to the $1.5 billion credit facility to support the development of the Marina Bay Sands in Singapore. Capitalized interest was $54.2 million during the fourth quarter of 2007, compared to $36.9 million during the fourth quarter of 2006.

Stock-based compensation expense was $10.4 million in the fourth quarter of 2007, compared to $4.5 million in the fourth quarter of 2006.

Other expense, which is principally composed of foreign currency translation losses, was $16.4 million in the fourth quarter of 2007, compared to other income of $0.3 million in the fourth quarter of 2006.

The effective tax rate for the fourth quarter of 2007 of 12.4% is lower than the United States federal statutory rate due principally to a zero effective tax rate on our Macao gaming income as a result of a temporary income tax exemption on gaming operations, which is currently set to expire at the end of 2008.

BALANCE SHEET ITEMS

Unrestricted cash balances as of December 31, 2007, stood at $857.2 million while restricted cash balances were $411.8 million. Of the restricted cash balances, $59.2 million is restricted for Macao-related construction and $338.1 million is restricted for construction of the Marina Bay Sands in Singapore.

As of December 31, 2007, total debt outstanding, including the current portion, was $7.57 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES

Capital expenditures during the fourth quarter of 2007 totaled $1.07 billion. This includes construction and development activities of $460.7 million in Macao, $400.6 million at The Palazzo and The Shoppes at The Palazzo, $145.6 million in Singapore, $27.8 million at Sands Bethworks, $31.0 million at The Venetian and The Sands Expo and Convention Center in Las Vegas, and $5.9 million for corporate and other activities.

CONCLUDING COMMENTS

Weidner concluded, "While we are clearly pleased with the positive reception that the people of Macao, Hong Kong, the People's Republic of China and the wider Asian region have given The Venetian Macao, we realize that we are only in the early stages of fulfilling our promise to Macao. The successful opening of The Venetian Macao is only the initial step in delivering on our commitment to lead the transformation of Macao into Asia's premier entertainment-based destination resort, and the leading host for tradeshows and conventions in the region. We have much work ahead of us as we continue to partner with our constituencies in Macao, Hong Kong and the wider region to realize the vision of transforming Macao into Asia's premier business and leisure destination.

"Elsewhere, our track record of execution in the development and operation of convention-based integrated destination resorts positions us to execute on our currently announced projects and to develop, identify and utilize our market-leading position to win additional growth opportunities worldwide.

"In Singapore, we continue to make steady progress on construction and other development activities of the Marina Bay Sands, which remains on track for an opening in late 2009. We currently have an average of more than 2,000 workers on site, with work progressing on a 24/7 basis. The Marina Bay Sands will feature approximately 2,500 hotel rooms, approximately 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, approximately 850,000 square feet of retail space, three large entertainment venues, and gaming space, which will include our high-end Paiza Club(TM).

"In Bethlehem, Pennsylvania, we continue to advance our construction activities on Sands Bethworks(TM). Utility upgrades and site grading have now been completed, with construction of the building foundation systems to begin shortly. The mill order for the structural steel for the casino and retail buildings has now been placed, with erection of the structures set to begin later this month. The 124-acre integrated destination resort, located on the site of the former Bethlehem Steel plant, is on the I-78 corridor in eastern Pennsylvania, with 17.2 million people, including the lucrative northern New Jersey and New York metropolitan markets, residing within a 75 mile radius. The property will feature in its first phase a hotel, retail space, 5,000 slot machines, a multipurpose event center, and a variety of dining and entertainment options. The resort will also be home to the National Museum of Industrial History, an arts and cultural center, and the broadcast home of the local PBS affiliate."


                                      ###

CONFERENCE CALL INFORMATION
The company will hold a conference call to discuss the company's results on Monday, February 4, 2007 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties are invited to join the call by dialing (888) 713-4205 and using the access code 73920325. International callers, please dial (617)
213-4862, and use the same access code. The conference call will also be available through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and
(617) 801-6888, access code 68090481, from February 4, 2008, at approximately 3:30 p.m. Pacific Time (6:30 p.m. Eastern Time) through February 10, 2008.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

ABOUT LAS VEGAS SANDS CORP.

        Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

        The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas, as well as the Sands Macao and The Venetian Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing two additional integrated resorts:
Sands Bethworks(TM) in Bethlehem, Pennsylvania, and the Marina Bay Sands(TM) in Singapore.

        LVS is also creating the Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.



CONTACTS:

Investment Community:    Scott Henry    (702) 733-5502
Media:                   Ron Reese      (702) 414-3607


LAS VEGAS SANDS
FOURTH QUARTER 2007 RESULTS
NON-GAAP RECONCILIATIONS

-------------------------------------------------------------------------------
Within the company's fourth quarter 2007 press release, the company makes reference to certain non-GAAP financial measures including "adjusted net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.
-------------------------------------------------------------------------------


Adjusted net income and adjusted earnings per diluted share in the fourth quarter of 2007 and 2006 exclude loss on disposal of assets, pre-opening expense, and development expense. Reconciliations of GAAP net income and GAAP earnings per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income before depreciation and amortization, loss on disposal of assets, pre-opening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income before depreciation and amortization, loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income and GAAP net income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

                                                          Three Months Ended               Twelve Months Ended
                                                            December 31,                      December 31,
                                                       2007             2006              2007              2006
                                                 --------------    --------------    --------------    --------------
Revenues:
  Casino                                         $      817,286    $      497,231    $    2,250,421    $    1,676,061
  Rooms                                                 147,769            88,163           437,357           350,606
  Food and beverage                                      76,123            49,586           238,252           187,819
  Retail                                                  4,125             3,073            13,125            12,707
  Other                                                  60,870            28,430           165,267           112,985
                                                 --------------    --------------    --------------    --------------
                                                      1,106,173           666,483         3,104,422         2,340,178
  Less - Promotional allowances                         (57,700)          (30,223)         (153,855)         (103,319)
                                                 --------------    --------------    --------------    --------------
                                                      1,048,473           636,260         2,950,567         2,236,859
                                                 --------------    --------------    --------------    --------------

Operating Costs and Expenses:
  Casino-Hotel operations                               757,957           393,710         2,091,569         1,412,534
  Rental expense                                          8,646             2,585            31,787            13,478
  Corporate expense                                      27,857            18,711            94,514            59,570
  Pre-opening expense                                    36,056            16,516           189,280            37,673
  Development expense                                     2,501             3,115             9,728            26,112
  Depreciation and amortization                          81,295            34,595           202,557           110,771
  Loss on disposal of assets                                596               704             1,122             2,624
                                                 --------------    --------------    --------------    --------------
                                                        914,908           469,936         2,620,557         1,662,762
                                                 --------------    --------------    --------------    --------------


  Operating income                                      133,565           166,324           330,010           574,097


  Interest income                                        11,558            19,930            72,464            66,191
  Interest expense, net of amounts capitalized          (83,180)          (45,410)         (244,808)         (135,853)
  Other income (expense)                                (16,397)              341            (8,682)             (189)
  Loss on early retirement of debt                            -                 -           (10,705)                -
                                                 --------------    --------------    --------------    --------------

Income before income taxes                               45,546           141,185           138,279           504,246

Provision for income taxes                               (5,663)          (27,545)          (21,591)          (62,243)
                                                 --------------    --------------    --------------    --------------

Net income                                       $       39,883    $      113,640    $      116,688    $      442,003
                                                 ==============    ==============    ==============    ==============

Basic earnings per share                         $         0.11    $         0.32    $         0.33    $         1.25
Diluted earnings per share                       $         0.11    $         0.32    $         0.33    $         1.24

Weighted average shares outstanding
  Basic                                             355,077,646       354,358,181       354,807,700       354,277,941
  Diluted                                           357,012,901       355,694,143       355,789,619       355,264,444

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Adjusted Net Income and Earnings Per Share
(In thousands, except share and per share data)
(Unaudited)


                                                         Three Months Ended                   Twelve Months Ended
                                                            December 31,                          December 31,
                                                       2007             2006              2007              2006
                                                 --------------    --------------    --------------    --------------
Net income                                       $       39,883    $      113,640    $      116,688    $      442,003

Loss on disposal of assets, net                             456               469               927             2,385
Pre-opening expense, net                                 28,936            16,419           177,265            37,275
Development expense, net                                  1,874             2,369             7,618            23,060
Stock offering costs, net                                     -                 -                 -             1,327
Loss on early retirement of debt, net                         -                 -             6,958                 -
                                                 --------------    --------------    --------------    --------------

Adjusted net income                              $       71,149    $      132,897    $      309,456    $      506,050
                                                 ==============    ==============    ==============    ==============

Per diluted share of common stock:
Net income                                       $         0.11    $         0.32    $         0.33    $         1.24

Loss on disposal of assets, net                               -                 -                 -              0.01
Pre-opening expense, net                                   0.08              0.05              0.50              0.10
Development expense, net                                   0.01                 -              0.02              0.07
Stock offering costs, net                                     -                 -                 -                 -
Loss on early retirement of debt, net                         -                 -              0.02                 -
                                                 --------------    --------------    --------------    --------------

Adjusted earnings per diluted share              $         0.20    $         0.37    $         0.87    $         1.42
                                                 ==============    ==============    ==============    ==============

Weighted average diluted shares outstanding         357,012,901       355,694,143       355,789,619       355,264,444

-----------------------

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                         Three Months Ended                   Twelve Months Ended
                                                            December 31,                          December 31,
                                                       2007             2006              2007              2006
                                                 --------------    --------------    --------------    --------------
The Venetian and The Palazzo                     $      258,666    $      290,356    $      984,125    $      959,700
Sands Macao                                             288,189           345,904         1,314,733         1,277,159
The Venetian Macao                                      500,405                 -           650,496                 -
Other Asia                                                1,213                 -             1,213                 -
                                                 --------------    --------------    --------------    --------------

                                                 $    1,048,473    $      636,260    $    2,950,567    $    2,236,859
                                                 ==============    ==============    ==============    ==============

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

                                                  Three Months Ended December 31, 2007

                                             (Gain)
                               Depreciation  Loss on                               (1)                                    Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------
Sands Macao          $  62,902   $  12,279   $   195    $    488    $      -     $     839  $  76,703  $      -  $   341  $  77,044

The Venetian Macao      70,125      42,542         -       3,112           -         1,329    117,108         -      789    117,897
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

   Macao Operating
      Properties       133,027      54,821       195       3,600           -         2,168    193,811         -    1,130    194,941

The Venetian and The
   Palazzo              77,220      21,828      (105)        944           -         3,494    103,381         -    2,189    105,570
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

   Property
      Operations       210,247      76,649        90       4,544           -         5,662    297,192         -    3,319    300,511

Other Asia (3)         (11,487)        497         -       5,283       1,374            83     (4,250)        -        -     (4,250)

Other development (2)  (34,757)      2,073         1      26,229       1,127             -     (5,327)        -    5,327          -

Corporate              (30,438)      2,076       505           -           -             -    (27,857)   27,857        -          -
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

                     $ 133,565   $  81,295   $   596    $ 36,056    $  2,501     $   5,745  $ 259,758  $ 27,857  $ 8,646  $ 296,261
                     =========   =========   =======    ========    ========     =========  =========  ========  =======  =========

                                                  Three Months Ended December 31, 2006

                               Depreciation  Loss on                               (1)                                    Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------

Sands Macao          $  99,416   $  10,010   $    32    $      -    $      -     $     523  $ 109,981  $      -  $   232  $ 110,213

The Venetian           111,771      18,068       672          (4)          -         1,213    131,720         -    2,353    134,073

Other development (2)  (24,855)      5,220         -      16,520       3,115             -          -         -        -          -

Corporate              (20,008)      1,297         -           -           -             -    (18,711)   18,711        -          -
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

                     $ 166,324   $  34,595   $   704    $ 16,516    $  3,115     $   1,736  $ 222,990  $ 18,711  $ 2,585  $ 244,286
                     =========   =========   =======    ========    ========     =========  =========  ========  =======  =========

                                                  Twelve Months Ended December 31, 2007

                               Depreciation  Loss on                               (1)                                    Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------

Sands Macao          $ 323,670   $  43,683   $   562    $    952    $      -     $   3,433  $ 372,300  $      -  $ 1,207  $ 373,507

The Venetian Macao      76,956      59,279         -       3,112           -         1,712    141,059         -    3,358    144,417
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

   Macao Operating
      Properties       400,626     102,962       562       4,064           -         5,145    513,359         -    4,565    517,924

The Venetian and The
   Palazzo             254,151      84,991        53       3,009           -        10,524    352,728         -    8,348    361,076
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

   Property
      Operations       654,777     187,953       615       7,073           -        15,669    866,087         -   12,913    879,000

Other Asia (3)         (11,487)        497         -       5,283       1,374            83     (4,250)        -        -     (4,250)

Other development (2) (211,690)      7,536         2     176,924       8,354             -    (18,874)        -   18,874          -

Corporate             (101,590)      6,571       505           -           -             -    (94,514)   94,514        -          -
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

                     $ 330,010   $ 202,557   $ 1,122    $189,280    $  9,728     $  15,752  $ 748,449  $ 94,514  $31,787  $ 874,750
                     =========   =========   =======    ========    ========     =========  =========  ========  =======  =========

                                                  Twelve Months Ended December 31, 2006

                               Depreciation  Loss on                               (1)                                    Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------

Sands Macao          $ 412,973   $  34,442   $ 1,940    $  5,591    $      -     $   2,243  $ 457,189  $      -  $   809  $ 457,998

The Venetian           289,904      64,208       684       1,105           -         4,890    360,791         -   12,669    373,460

Other development (2)  (66,304)      9,215         -      30,977      26,112             -          -         -        -          -

Corporate              (62,476)      2,906         -           -           -             -    (59,570)   59,570        -          -
                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  -------  ---------

                     $ 574,097   $ 110,771   $ 2,624    $ 37,673    $ 26,112     $   7,133  $ 758,410  $ 59,570  $13,478  $ 831,458
                     =========   =========   =======    ========    ========     =========  =========  ========  =======  =========

(1) The Company recorded $10.4 million and $4.5 million of stock-based compensation expense during the three months ended December 31, 2007 and 2006, respectively, of which $3.9 million and $1.5 million, respectively, is included in corporate expense and $0.8 million and $1.3 million, respectively, is included in pre-opening and development expense on our condensed consolidated statement of operations. During the year ended December 31, 2007 and 2006, the Company recorded stock-based compensation expense of $33.2 million and $14.7 million, respectively, of which $12.0 million and $5.4 million, respectively, is included in corporate expense and $5.4 million and $2.2 million, respectively, is included in pre-opening and development expense on our condensed consolidated statement of operations.

(2) Preopening expenses incurred after the opening of a property are included in the property's operating income. Included in pre-opening expense for the three months ended December 31, 2007, is $16.5 million related to The Palazzo and for the three months ended December 31, 2006, is $10.1 million related to The Venetian Macao. Included in pre-opening expense for the year ended December 31, 2007, is $20.4 million and $121.2 million related to The Palazzo and The Venetian Macao, respectively, and for the year ended December 31, 2006, is $22.2 million related to The Venetian Macao prior to the opening of the resort.

(3)   Primarily includes the results of operations for Cotai Waterjets.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                        Three Months Ended                 Twelve Months Ended
                                                            December 31,                      December 31,
                                                       2007             2006              2007              2006
                                                 --------------    --------------    --------------    --------------
Net income                                       $       39,883    $      113,640    $      116,688    $      442,003
  Add (deduct) :
     Provision for income taxes                           5,663            27,545            21,591            62,243
     Other (income) expense                              16,397              (341)            8,682               189
     Interest income                                    (11,558)          (19,930)          (72,464)          (66,191)
     Interest expense, net of amounts capitalized        83,180            45,410           244,808           135,853
     Loss on early retirement of debt                         -                 -            10,705                 -
     Depreciation and amortization                       81,295            34,595           202,557           110,771
     Loss on disposal of assets                             596               704             1,122             2,624
     Pre-opening expense                                 36,056            16,516           189,280            37,673
     Development expense                                  2,501             3,115             9,728            26,112
     Stock-based compensation (1)                         5,745             1,736            15,752             7,133
                                                 ---------------   --------------    --------------    --------------

Adjusted EBITDA                                         259,758           222,990           748,449           758,410

  Add :
     Rental expense                                       8,646             2,585            31,787            13,478
     Corporate expense                                   27,857            18,711            94,514            59,570
                                                 --------------    --------------    --------------    --------------

Adjusted Property EBITDAR                        $      296,261    $      244,286    $      874,750    $      831,458
                                                 ==============    ==============    ==============    ==============

--------------------
(1)   See prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

                                                          Three Months Ended               Twelve Months Ended
                                                            December 31,                      December 31,
                                                       2007             2006              2007              2006
                                                 --------------    --------------    --------------    --------------
Room Statistics:
     The Venetian:
         Occupancy %                                  94.8%            97.0%             98.4%             98.7%
         Average daily room rate (ADR) (1)          $   258         $    243           $   258           $   239
         Revenue per available room (REVPAR) (2)    $   244         $    235           $   254           $   236

     The Venetian Macao:
         Occupancy %                                  88.1%                              85.7%
         Average daily room rate (ADR) (1)          $   224                            $   221
         Revenue per available room (REVPAR) (2)    $   198                            $   190

Other Information:
     The Venetian: (3)
         Table games win per unit per day (4)       $ 7,518         $ 11,396           $ 6,234           $ 6,733
         Slot machine win per unit per day (5)      $   259         $    244           $   242           $   219
         Average number of table games                  130              135               133               134
         Average number of slot machines              1,690            1,705             1,685             1,732

     Sands Macao:
         Table games win per unit per day (4)       $ 5,340         $  5,188           $ 5,687           $ 6,456
         Slot machine win per unit per day (5)      $   139         $    181           $   149           $   224
         Average number of table games                  632              772               694               561
         Average number of slot machines              1,457            1,233             1,499               993

     The Venetian Macao:
         Table games win per unit per day (4)       $ 6,219                            $ 5,964
         Slot machine win per unit per day (5)      $   111                            $   100
         Average number of table games                  848                                856
         Average number of slot machines              2,988                              3,077


----------------------------
(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by total rooms available.

(3) Excludes results from The Palazzo as it was only open for 2 days and the results are immaterial.

(4) Table games win per unit per day is shown before discounts and commissions.

(5) Slot machine win per unit per day is shown before deducting cost for slot points.